Report of Independent Accountants

To the Shareholders and Board of Directors of COUNTRY Mutual Funds

In our opinion, the accompanying statements of assets and liabilities, including the schedules of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of COUNTRY Mutual Funds (the "Funds") (comprising, respectively, COUNTRY Growth Fund, Inc., COUNTRY Asset Allocation Fund, Inc., COUNTRY Tax Exempt Bond Fund, Inc., COUNTRY Taxable Fixed Income Series Fund, Inc., which includes COUNTRY Money Market Series, COUNTRY Short-Term Government Bond Series, and COUNTRY Long-Term Bond Series) at June 30, 2001, the results of each of their operations, the changes in each of their net assets, and their financial highlights for each of the periods indicated, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at June 30, 2001 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion.


PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
July 27, 2001